                                                                  EXHIBIT 10.14


                                [ISS Letterhead]



July 10, 2000


Mr. Lawrence Costanza
444 Shelbourne Drive
Wyckoff, New Jersey  07481

Dear Larry:

I am pleased to make this offer for you to join our team at Internet Security Systems. As Vice-President, America's Operation, your total compensation package will be $480,000 annually at plan. The annual compensation will consist of a base salary of $300,000 annually ($12,500 paid bi-monthly salary) plus performances compensation paid quarterly at plan in the amount of $30,000 per quarter. The actual performance compensation paid will be a function of strategic business unit objectives, operational performance objectives and revenue objectives as defined in the attached performance compensation plan. In addition, you will be eligible for a $60,000 annual bonus based upon ISS performance and ISS achievement of its 2000 sales and performance objectives. You will be granted an option to purchase 200,000 shares of ISS Common Stock, contingent upon the approval by the ISS Board of Directors, at an exercise price equal to the closing price of ISS common stock at the date of the grant by the Board of Directors at or after your date of employment. These options will have our standard four-year annual vesting schedule. In addition, you will be granted an additional 75,000 shares of ISS common stock at the same time which vests as of October 1, 2000. These options shall be subject to all of the terms and conditions set forth in ISS' Amended and Restated 1995 Stock Option Plan. ISS also agrees to provide you with an additional bonus in the amount of $40,000 per quarter gross for the first five quarters of your employment, payable based on completion of employment for that quarter.

Additionally, if ISS terminates your employment without cause, ISS will accelerate the vesting of your 200,000 share option grant to the same extent as if you had remained employed by ISS for one (1) year following the date of the termination. Vesting will not accelerate if your resign from your employment with ISS or if your employment with ISS is terminated for Cause. As used herein, "Cause" means a termination based on (i) your conviction of a felony or any other offense evidencing fraud or moral turpitude, (ii) your failure or refusal to follow the lawful and proper directives of the Company which is not corrected within seven (7) days after your receipt written notice identifying such failure or refusal, (iii) your willful malfeasance or gross misconduct which discredits or damages the Company, (iv) any breach of your obligations to maintain the confidentiality of ISS' confidential and proprietary information and trade secrets, or (v) your chronic absence from work.

In the event that the Company is party to a corporate transaction or a change of control, as those terms are defined in the ISS' Restated 1995 Stock Incentive Plan, in the first two years of your employment with ISS, then the standard acceleration of vesting of one year under Article Two, Section III of the stock option plan will be modified as follows for your 200,000 share option grant. If the conditions under Article Two, Section III are met in the first 12 months after a corporate transaction or change in control such that you would be eligible for acceleration of options, then your acceleration will be the next two annual installments of option shares. All other conditions for this acceleration to occur, including termination of your employment subsequent to the acquisition, will remain a condition for such acceleration. A copy of the Restated 1995 stock Incentive Plan is provided for your reference.

Your job responsibilities shall be as outlined in the attached job position responsibilities. ISS agrees to provide for your health benefits in a accordance with the ISS' benefits programs in effect from time to time. ISS will provide for three weeks of paid vacation/sick leave during your first year of employment as defined in ISS' benefits program. In addition, you will be eligible to participate in the ISS 401 K program, the ISS Employee Stock Purchase Program (ESPP), and the ISS Flexible Benefits Program (FLEX).

As I explained to you, this offer of employment is conditional upon the following:

1) Your execution of the standard form ISS Confidential Information. Work Product and Nonsolicitation Agreement which obligates you to protect ISS proprietary and confidential information and in addition, obligates you to refrain from using any confidential information from previous employers.

2) Your providing proof of personal identity and employability. In connection with this contingency, please complete the top portion of the enclosed I-9 form. Bring this I-9 form, and substantiating documents as outlined on the form to provide personal identity and employment eligibility, to my office of your first day of work.

3) ISS satisfactory review of personal and professional references and satisfactory results of the ISS background investigation that will require your completion of an application and authorization form allowing such investigation. This process is, by our policy, a condition of employment by ISS. This process can be coordinated through our Director of Human Resources, Terri Jones.

ISS is an at-will employer, which means that employment with ISS is for no specific period of time and either your or ISS are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on the terms of your employment and supercedes any prior representations or agreements, whether oral or written. Although your job duties, title, compensation and benefits, as well as ISS personnel policies and procedures, may change form time-to-time, the "at-will" nature of your employment may only be changed in a document signed by you and the President or the Vice President of Finance and Administration of the Company.

Larry, we would like for you to join us July 11, 2000. I look forward to having you join the ISS team, to setting up shop in New Jersey and to building a dynamic, successful enterprise with you.



                                             Sincerely,

                                             /s/ Thomas E. Noonan

                                             Thomas E. Noonan
                                             Chairman and CEO

                                             /s/ Ken Walters

                                             Ken Walters
                                             President & General Manager
                                             Enterprise Solutions Business

Accepted:


/s/ Larry Costanza
---------------------------
Larry Costanza

8/18/00
---------------------------
Date